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                                                                      Exhibit 99

                                                            Smart & Final
                                                     Food.Supplies.Business.Home
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                                              Smart & Final Inc.
                                              P.O. Box 512377
                                              Los Angeles, California 90051-0377
                                              323-869-7500
                                              www.smartandfinal.com


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


June 4, 2002


Ladies and Gentlemen:


This will confirm that Smart & Final Inc. (the "Company") has received a letter from Arthur Andersen LLP ("Arthur Andersen") with respect to Arthur Andersen's audit of the Company's consolidated financial statements for the year ended December 30, 2001. Arthur Andersen's letter certifies that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Very truly yours,

/s/ Richard N. Phegley

Richard N. Phegley
Senior Vice President, Chief Financial Officer


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